[Graphic Ommitted]
NASDAQ: WASH

Contact: Elizabeth B. Eckel
Senior Vice President, Marketing
Telephone: (401) 348-1309
E-mail: ebeckel@washtrust.com
Date: September 1, 2005
FOR IMMEDIATE RELEASE

Washington Trust Completes Acquisition of Weston Financial Group

Westerly, Rhode Island… On August 31, 2005 Washington Trust Bancorp, Inc. (Nasdaq National Market; symbol: WASH), parent company of The Washington Trust Company, completed its acquisition of Weston Financial Group, Inc., a registered investment adviser with assets under management in excess of $1.2 billion. Located in Wellesley, Massachusetts, the firm specializes in providing high-quality, comprehensive financial planning and investment counseling services to high net worth individuals. Weston Financial Group was founded in 1979 and serves clients in the Boston Metropolitan area, New England, and throughout the country.

“This is a significant acquisition for us, as we now have in excess of $3.0 billion in assets under administration and rank as one of the leading wealth management providers in the area,” stated John C. Warren, Washington Trust’s Chairman and Chief Executive Officer. He added, “We also have a broader line of financial planning products and services to offer our clients and have expanded our presence in the New England marketplace.”

Warren added, “We are delighted to welcome the Weston team to the Washington Trust family.” Under the agreement, Weston Financial will become a subsidiary of Washington Trust and will be operated under the direction of its current management team. Weston has 28 employees and is led by six principals, who have approximately 150 years of combined wealth management experience.

Washington Trust acquired all of the outstanding shares of Weston’s capital stock for $20.0 million in cash, subject to customary post-closing adjustments for net working capital, if applicable. In addition, the transaction is structured to provide for the contingent payment of additional amounts based on operating results during a three-year earn-out period ending December 31, 2008 with a guaranteed minimum payout of $6.0 million in cash over the three-year period. Washington Trust financed the payments made at closing through the issuance of two series of trust preferred stock by newly-formed special purpose finance entities, in an aggregate amount of $22,000,000. In connection with the transaction, Washington Trust has also elected to become a financial holding company.
- M O R E -

Washington Trust
Page Two, September 1, 2005

Washington Trust Bancorp, Inc. is the parent of The Washington Trust Company, a Rhode Island state-chartered bank founded in 1800. The Bank offers a full range of financial and wealth management services through offices in Rhode Island and southeastern Connecticut. Washington Trust Bancorp, Inc.’s common stock trades on The Nasdaq Stock Market® under the symbol WASH. Investor information is available on the Corporation’s web site www.washtrust.com.

# # #
This press release contains certain statements that may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The actual results, performance or achievements resulting from, or the benefits accruing from, the acquisition of Weston Financial Group could differ materially from those projected in the forward-looking statements as a result, among other factors, of changes in general national or regional economic conditions, changes in interest rates, reductions in the market value of trust and investment management assets under management, changes in the size and nature of the Company’s or Weston Financial Group’s competition, the risk that difficulties will arise in connection with the integration of the operations of Weston Financial Group with the Company’s existing operations, changes in legislation or regulation and accounting principles, policies and guidelines, and changes in the assumptions used in making such forward-looking statements.